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                                                                  EXHIBIT 32.5


                             AMERICAN BANCORP, INC.


                          DISCLOSURE ON CONTROLS BY THE
                      COMPANY'S PRINCIPAL FINANCIAL OFFICER
                     PURSUANT TO 18 U.S.C. SECTION 1350, AS
                     ADOPTED PURSUANT TO SECTION 302 OF THE
                           SARBANES-OXLEY ACT OF 2002


Disclosure controls and procedures appear to be in place and functioning effectively during the period covered by this quarterly report. There appeared to be no significant changes in internal controls or in other factors that could significantly affect these controls in the period covered by this quarterly report and since the Evaluation Date.



  November 6, 2003                    /s/ George Hill Comeau
----------------------              -----------------------------
        DATE                        George Hill Comeau
                                    Chief Financial Officer